Exhibit 10.7

2007 GORSEK CONSULTING AGREEMENT

This Agreement is entered into as of the 29th day of January, 2007, between VITACOST.COM, INC., a Delaware corporation (“Company”), and WAYNE GORSEK (“Consultant”).

RECITALS:

A. Company is in the business of manufacturing, developing, marketing and selling nutritional supplements, vitamins, nutrients, nutritional foods and associated products and activities in all channels, including but not limited to internet, catalogue, telemarketing, direct sales and direct marketing (the “Business”).

B. Company desires to retain Consultant to act as Company’s “Founder,” to perform the duties set forth in Exhibit A, effective as of the date first set forth above, all as more fully set forth below.

C. As a condition of Company’s retaining Consultant, and in consideration for the fees payable to Consultant hereunder, Consultant has agreed not to divulge to the public Company’s confidential information, not to solicit Company’s vendors, customers or employees and not to compete with Company, all upon the terms and conditions hereinafter set forth. The parties believe that such restrictions contained in this Agreement are reasonable in time and scope, and necessary to protect the legitimate business interests of Company, including trade secrets of Company known to Consultant, including, but not limited to, its internet marketing strategies, internet customer procurement methods, warehouse and equipment design and configuration, product formulations, product development techniques, product pricing and customer information.

D. Company is desirous of entering into the Gorsek Contingent Agreement with Consultant in the form attached as Exhibit B (the “Gorsek Contingent Agreement”).

E. Gorsek is desirous of entering into the Gorsek Severance Agreement with Consultant in the form attached as Exhibit C (the “Gorsek Severance Agreement”).

NOW THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, Consultant and Company hereby agree as follows:

1. Independent Contractor. Subject to the terms and conditions of this Agreement, effective as of the date first set forth above Company hereby engages Consultant as an independent contractor to perform the services set forth herein.

2. Duties, Term, and Compensation. Consultant’s duties, term of engagement, compensation and provisions for payment thereof shall be as set forth on Exhibit A, which may be amended in writing from time to time, or supplemented from time to time upon mutual agreement of the parties, and the contents of which collectively are hereby incorporated by reference and made a part hereof as if fully rewritten. The initial term of this Agreement shall be from the date first set forth above through January 30, 2010 and shall be renewable for successive one year periods with the mutual agreement of the parties. This Agreement shall terminate upon: (i) the occurrence of all of the Reinstatement Events, as set forth in the Gorsek Contingent Agreement; (ii) mutual agreement by the parties hereto; (iii) after January 30, 2010, by either party upon 30-days prior written notice upon completion of the then current term; or (iv) at any time by either party upon written notice following the material breach of any term of this Agreement by such other party, which breach is not remedied within fifteen (15) business days after written notice from the non-breaching party.

3. Confidentiality. Consultant acknowledges that during the term of this Agreement pursuant to this Agreement, Consultant will have access to and become acquainted with various trade secrets, inventions, innovations, processes, proprietary information, records and specifications owned or licensed by Company and/or used by Company in connection with the operation of its Business (collectively, “Confidential Information”) including, without limitation, Company’s business and product processes, inventions, patents, patent applications, know how, methods, customer lists, supplier and vendor lists, reseller lists, independent contractor and consulting lists, accounts and procedures. Confidential Information shall not include: (i) information generally known to the public; and (ii) information known to the recipient independent of the disclosure from Consultant. Consultant agrees that except as noted below Consultant will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either directly or through affiliates, employers or other entities or businesses competing with Company, either during the term of this Agreement or at any time thereafter, except as required in the course of performing Consultant’s duties hereunder. All files, records, documents, hardware, blueprints, specifications, proprietary information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of Company, whether prepared by Consultant or otherwise coming into Consultant’s possession, shall remain the exclusive property of Company. Consultant shall not retain any copies of the foregoing without Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by Company, Consultant shall immediately deliver to Company all such files, records, documents, specifications, information, and other items in Consultant’s possession or under Consultant’s control. Notwithstanding anything to the contrary herein, Consultant shall be permitted to provide Confidential Information to persons and entities doing business with the Company or reasonably anticipated to do business with the Company in the future, provided that he makes good faith efforts to limit the disclosure to information reasonably necessary to effect existing or prospective transactions for which he is working in the interests of the Company, and if the scope of the disclosure is of a nature or to a recipient where he is advised by the Company that it requires a confidentiality agreement as a condition to further disclosure, that he does not divulge additional Confidential Information thereafter to the intended recipient without the prior consent of the Company or the procurement of the applicable confidentiality agreement from the intended recipient in a form reasonably satisfactory to the Company.

4. Conflicts of Interest; Non-Hire Provision. Consultant represents that Consultant is free to enter into this Agreement, and that Consultant’s obligations under this Agreement do not violate the terms of any agreement or understanding between Consultant and any third party or any regulatory body or agency having jurisdiction over Consultant or Company. Further, Consultant, in rendering Consultant’s duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which Consultant or Company does not have a proprietary interest or right to use. Consultant represents and warrants that he owns no economic interest in any intellectual property presently being utilized by Company or reasonably expected to be necessary for use by Company in the future operation of its business as contemplated as of the date hereof. Consultant is expressly free to perform services for other parties while not actively engaged in performing services for Company subject to the restrictions set forth in Section 5 and Section 6 below.

5. Non-Solicitation Covenant. Consultant hereby covenants and agrees that during the term of this Agreement and for a period of one (1) year following the termination of this Agreement for any reason, Consultant shall not: (i) directly or indirectly, contact, solicit, interfere with, or endeavor to entice away from Company or its affiliates any person, firm, corporation, limited liability company or other entity that is an “Active Customer” of Company or its affiliates or who is a “prospective vendor or customer” of Company; or (ii) induce, attempt to induce or hire any employee (or any person who was an employee during the year preceding the date of any solicitation) of Company or its affiliates to leave the employ of Company or its affiliates, or in any way interfere with the relationship between any such employee and Company or its affiliates. For purposes hereof, an “Active Customer” shall mean any person or entity who is then currently transacting business with Company, or who has transacted business with Company at any time during the six (6) months preceding the relevant date. For purposes hereof, “prospective vendor or customer” shall mean any person or entity who has been solicited for business by Consultant or any representative, officer or other employee of Company or its affiliates at any time during the preceding six (6) month period, as evidenced by active communications, documented telephone calls, correspondence, written follow up or other direct communications.

6. Non-Competition Covenant and Right of First Refusal. Consultant acknowledges that the covenants set forth in this Section 6 are reasonable in scope and essential to the preservation of the Business of Company (as defined below). Consultant also acknowledges that the enforcement of the covenants set forth in this Section 6 will not preclude Consultant from being gainfully employed by another business enterprise or pursuing other endeavors. In addition, Consultant acknowledges that Company has obtained an advantage over its competitors as a result of its name, locations, product development initiatives, product offerings and customer service and fulfillment focused and reputation that is characterized by relationships with vendors, customers, principals and other contacts which it has developed at great expense. Furthermore, Consultant acknowledges that competition by Consultant following the termination or expiration of this Agreement would immediately and irreparably impair the prospects, condition (financial or otherwise), business and results of operations of Company beyond that which would arise from the competition of an unrelated third party with similar skills or experience. Consultant hereby agrees that Consultant shall not, during the term of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, partnership, firm, trust, company, operation, limited liability company or other entity, other business enterprise, other than Company (whether as owner, partner, trustee, beneficiary, stockholder, member, officer, director, employee, independent contractor, consultant agent, servant, manager, lessor, lessee or otherwise) that competes with Company in the Business of Company (as defined below) anywhere in the world, other than acquiring an ownership interest in a public company listed on a recognized stock exchange in an amount which does not exceed five percent (5%) of the outstanding capital stock or other equity interests, as applicable, for any rights or options to acquire such equity interests of such company. For purposes of this Agreement: (i) the term “Business of Company” shall mean “Business” as defined in Recital A, above, and all other businesses and activities in which Company: (a) subsequently is engaged prior to termination or expiration of this Agreement, or (b in which Company plans to engage in during the twelve (12) months immediately following the termination or expiration of this Agreement, as evidenced by

Company board of director resolutions prior to the termination of this Agreement and by the expenditure of funds or board of directors’ approval of the commitment to the expenditure of funds with respect thereto prior to the termination of this Agreement. Should Consultant wish to engage in the sale of nutritional supplements during the term of this Agreement or the one-year period following the termination of this Agreement with respect to sales through brick and mortar channels (each such chain of stores being a “Retailer” and collectively the “Retailers”) where a line of products to be offered by Consultant shall be a branded line of Company products (currently NSI) and where nutritional supplements comprise less than 20% of the annual gross revenues from each subject Retailer (determined quarterly by the Company in good faith based upon the operating results of each such Retailer for the then most recently completed four-fiscal quarter period, or, if shorter, for the period beginning with the commencement of the operations of each such Retailer), then Consultant shall propose such activity to Company’s board of directors and shall be permitted to engage in such activity during such period if such business opportunity is presented to Company, and Company’s board of directors decides not to pursue such business opportunity. If the Company’s board of directors does elect to pursue the opportunity then the Company must thereafter diligently pursue such opportunity on a good faith basis thereafter, including moving forward with the funding of such opportunity and/or seeking of funding as reasonably necessary to move the opportunity forward, and should the Company thereafter cease moving forward with the opportunity or fail to use diligent efforts to effect the funding and ultimately commence and continue the funding of the opportunity within a reasonable time frame, then thereafter, Consultant shall be free to pursue the opportunity with Retailers. Under no circumstances during the term of this Agreement or the one year period thereafter, will Consultant perform services for or hold a direct or indirect equity interest (except with respect to publicly traded corporations where the equity interest is below 5% of the total issued and outstanding equity interests of the entity) in a company (other than the Company) which sells nutritional supplements which derive over 20% of their annual revenues from the sale of nutritional supplements (determined quarterly by the Company in good faith based upon the operating results of each such Retailer for the then most recently completed four-fiscal quarter period, or, if shorter, for the period beginning with the commencement of the operations of each such Retailer).

7. Remedies.

(a) Injunctive Relief. Consultant expressly acknowledges and agrees that the Business of Company is highly competitive and that a violation of any of the provisions of Sections 3, 4, 5 and 6 would cause immediate and irreparable harm, loss and damage to Company not adequately compensable by a monetary award. Consultant further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the Business of Company, the use and proprietary nature of the Confidential Information and the goodwill of Company. Without limiting any of the other remedies available to Company at law or in equity, or Company’s right or ability to collect money damages, Consultant agrees that any actual or threatened violation of any of the provisions of Sections 3, 4, 5 and 6 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 3, 4, 5, 6, 7, 8, 9, 10, 12 and 13 of this Agreement shall survive the termination of this Agreement.

(b) Enforcement. It is the desire of the parties that the provisions of Sections 3, 4, 5 and 6 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 3, 4, 5 and 6 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be: (i) deemed amended to delete therefrom such portions so adjudicated and to narrow the scope of the restrictive covenants to the extent necessary to remain enforceable; or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances and scope as to which so adjudicated which would be legally enforceable.

(c) Legal Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the other party of reasonable legal fees and costs.

8. Company. All references to Company in Sections 3, 4, 5, 6 and 7 shall include “affiliates” of Company. An “affiliate” shall be a person or entity directly or indirectly related by blood or marriage or a person or entity that, directly or through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

9. Quit Claims. By execution of this Agreement, Consultant: (i) assigns and quit claims to Company all right, title and interest as relates to the Business of Company in (x) any patentable or potentially patentable invention or design within the meaning of Title 35 of the United States Code, and any utility or design created or discovered by Consultant prior to the date hereof or during the course of Consultant’s performance of services for Company, including but not limited to, all right, title and interest of Consultant with respect to all existing patents and patent applications held by Company or which otherwise name Consultant as an inventor (collectively, the “Intellectual Property”) and (y) all copyright and trademark interests owned or claimed by Consultant pertaining to all products, product names, brands, media, devices and documentation comprising all of the technology used in the Business as of the date hereof; and (ii) agrees that if during the course of Consultant’s performance of services for Company, Consultant discovers, invents or produces, without limitation, any information, formulae, product, device, software, system, technique, drawing, program or process, which is a “trade secret” within applicable law or deemed to be such in the opinion of Company, such information formulae, product, device, system, technique, drawing, program or process shall be assigned to Company by Consultant. Consultant agrees to fully cooperate with Company in protecting the value and secrecy of any such trade secrets, and further agrees to execute any and all documents Company deems necessary to document any such assignment to Company. Consultant designates Company as his attorney-in-fact to execute any documents Company may deem necessary that relates to any such trade secret or assignment thereof to Company. In consideration of the assignments under this Section 9, Company shall indemnify and hold harmless Consultant from any loss, damage, liability, cost or expense, including reasonable attorney’s fees, incurred by Consultant in connection with, arising out of or relating to any claims by third parties asserting any rights to any of the property rights described in clause (i) of this Section 9, including without limitation, any defense costs.

Notwithstanding anything to the contrary herein, this Agreement does not apply to any Intellectual Property for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Consultant’s own time after the effective date of this Agreement, unless: (a) the Intellectual Property relates: (i) to the Business of Company; or (ii) to Company’s actual demonstrably anticipated research or development efforts or initiatives funded by or performed under the direction of Company or its offices, agents, employees or board of directors; or (b) the invention results from any work performed by Consultant for Company.

10. Independent Contractor. This Agreement shall not render Consultant an employee, partner, agent of, or joint venturer with Company for any purpose. Consultant is and will remain an Independent Contractor in Consultant’s relationship to Company. Company shall not be responsible for withholding taxes with respect to Consultant’s compensation hereunder, but shall be entitled to withhold such portions of the value of the vehicle and severance payments called for in Exhibit A as it deems necessary and proper, associated with the termination of Consultant’s employment by the Company. Except to the extent expressly set forth on Exhibit A hereof, Consultant shall have no claim against Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

11. Miscellaneous.

(a) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received: (i) when delivered, if delivered personally; (ii) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid; or (iii) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service; in each case addressed as follows:

If to Consultant:	Wayne Gorsek 4181 Artesa Drive Boynton Beach, Florida 33436; with email copy to: gorsek@gmail.com and wayne@vitacost.com

If to Company:	Vitacost.com, Inc. Attention: CEO 2055 High Ridge Road Boynton Beach, FL 33426 Facsimile: 561-752-8900

with a copy to (which shall not constitute notice):

Shefsky & Froelich Ltd. Attention: Mitchell D. Goldsmith, Esq. 111 East Wacker Drive – Suite 2800 Chicago, IL 60601 Facsimile: 312-527-3194

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

(b) Entire Agreement; Amendments, etc. This Agreement, the Gorsek Contingent Agreement and the Gorsek Severance Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof. No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

(c) Benefit; Survival. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Consultant and the successors, assignees and transferees of Company. This Agreement shall not be assigned by either party without the prior written consent of the other party. The rights and obligations of the parties hereunder shall survive any termination of this Agreement.

(d) No Waiver, No Presumption. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto. This Agreement has been prepared by counsel to the Company solely on behalf of the Company and Consultant acknowledges that he has been advised to retain independent counsel with respect to the terms and conditions of this Agreement; no inference in favor or against either party shall be drawn based upon who has served as principal draftsman of this Agreement.

(e) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

(f) Compliance and Headings. Time is of the essence of this Agreement. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

(g) Governing Law, Enforcement. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Florida, and the parties agree that any suit, action or proceeding with respect to either injunctive relief to specifically enforce the terms of this Agreement or with respect to enforcement of an arbitration award with respect to any other matter related to this Agreement shall be brought in the courts of Palm Beach County in the State of Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Palm Beach County. Except for injunctive relief or enforcement of an arbitration award, any of the restrictive covenants set forth in Sections 3, 4, 5 or 6 hereof or for enforcement of the Bylaw rights set forth in Section 1 hereof, any other dispute with respect to the subject matter of this Agreement shall be determined by binding arbitration in Palm Beach County in accordance with the rules of the American Arbitration Association (“AAA”) by an arbitrator who is a member of the AAA mutually agreeable to the parties. If the parties cannot agree on the arbitrator, then any party may notify the other party of a proposed AAA arbitrator, who shall serve as arbitrator unless the other party objects and delivers written notice of objection and the identity of another proposed AAA arbitrator within ten (10) days following the delivery of notice; in such instance, the arbitrators so selected shall agree upon an AAA arbitrator within ten (10) days of the selection of the last arbitrator who is timely selected, which mutually agreed upon arbitrator shall arbitrate the dispute no later than thirty (30) days following his or her selection. Any final decision of the arbitrator shall be binding upon the parties. The party prevailing in any lawsuit or arbitration with respect to the subject matter of this Agreement shall be entitled to reimbursement for all reasonable legal fees and costs incurred by him or it, payable by the other party.

(h) Counterparts. This Agreement may be executed in one or more counterparts, whether by photocopy, facsimile, e-mail in PDF format or original, each of which will be deemed an original and all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

COMPANY: VITACOST.COM, INC.		CONSULTANT:

By:	/s/ Allen S. Josephs	/s/ Wayne Gorsek
Its:		WAYNE GORSEK

		Address:	4181 Artesa Drive
Boynton Beach, FL 33436

BOARD OF DIRECTORS HAVE REVIEWED AND APPROVED:

/s/ Allen S. Josephs
ALLEN S. JOSEPHS

/s/ David Ilfeld
DAVID ILFELD

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